Exhibit 5.2

Partners (admitted in Hong Kong)

Pierre-Luc Arsenault[3]

Christopher Braunack[6]

Henry M.C. Cheng[6]

Michel Debolt[3]

Justin M. Dolling[6]

David Patrick Eich[1,5,6]

Liu Gan[2]

Wing Lau[6]

Douglas S. Murning[6]

Nicholas A. Norris[6]

John A. Otoshi[3]

Jamii Quoc[8]

Jesse D. Sheley[1]

Steven Tran[6,7]

Dominic W.L. Tsun[3,6]

Li Chien Wong

Ashley Young (non-resident)[6]

David Yun[6,7]

Registered Foreign Lawyers

Benjamin W. James[4]

Benjamin Su3

Qiuning Sun[3]

Shichun Tang[3]

David Zhang[3]

26th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong Telephone: +852 3761 3300 Facsimile:: +852 3761 3301 www.kirkland.com

July 14, 2014

ReneSola Ltd

No. 8 Baoqun Road

Yaozhuang Town, Jiashan County

Zhejiang Province 314117

People’s Republic of China

Re:	ReneSola Ltd Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel to ReneSola Ltd, a British Virgin Islands company (the “Company”), in connection with the filing of the shelf registration statement on Form F-3 on the date hereof (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of (i) shares of the Company, no par value (the “Shares”), including Shares represented by American Depositary Shares (“ADSs”), (ii) one or more series of preferred shares of the Company (the “Preferred Shares”), and (iii) warrants representing the right to receive, upon exercise, Shares, ADSs or Preferred Shares, which may be issued pursuant to one or more warrant or subscription agreements of the Company, proposed to be entered into with one or more warrant agents to be named therein (the “Warrants”). The Shares, Preferred Shares and Warrants are herein collectively called the “Securities.” In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

1. Admitted in the State of Illinois (U.S.A.)

2. Admitted in the Commonwealth of Massachusetts (U.S.A.)

3. Admitted in the State of New York (U.S.A.)

4. Admitted in the State of Texas (U.S.A.)

5. Admitted in the State of Wisconsin (U.S.A.)

6. Admitted in England and Wales

7. Admitted in New South Wales (Australia)

8. Admitted in Victoria (Australia)

Beijing Chicago Houston London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

ReneSola Ltd

Based on the foregoing and subject to the qualifications set forth herein and in the Registration Statement, we are of the opinion as follows:

With respect to the Warrants to be issued in one or more series by the Company, (i) when the specific terms of any such Warrants have been duly established in accordance with applicable law and authorized by all necessary corporate action of the Company (including, without limitation, by the adoption by the board of directors of the Company of resolutions duly authorizing the issuance and delivery of such Warrants and the Securities that such Warrants may be exercisable for), and (ii) when any such Warrants have been duly executed and issued by the Company and such Warrants have been duly delivered by or on behalf of the Company against payment therefor in accordance with the Warrants and/or any warrant or subscription agreement and in the manner contemplated by the Registration Statement and/or the related prospectus and by such corporate action, such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion (an “enforceability opinion”) in this letter that any Security is a valid and binding obligation or is enforceable in accordance with its terms is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation). “General principles of equity” include, but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel.

ReneSola Ltd

Except as noted below, our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the federal law of the United States (the “Applicable Laws”). Each Warrant provides that the governing law thereunder shall be the laws of the State of New York and for purposes of the opinions herein we have assumed with your permission, that the governing law under each Warrant shall be the laws of the State of New York. We express no opinion as to what law might be applied by any other courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant differences exist between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under the Warrants. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute that may arise in the future. For purposes of the opinions herein we have assumed, with your permission, that each applicable party to the Warrants (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has adopted by requisite vote of its board of directors, board of managers or analogous governing body the resolutions or approvals necessary to authorize such party’s execution, delivery and performance of such Warrants, (iii) has duly authorized, executed and delivered such Warrants, (iv) has all corporate and other organizational power and authority (including without limitation the power and authority under the laws of its jurisdiction of organization) to execute and deliver such Warrants and perform its respective obligations under such Warrants and (v) is not required by any law to obtain any consent, approval, authorization or order of any court or governmental agency in order to obtain the right to enter into such Warrants or to take any action taken by it in connection with the consummation of the transactions contemplated in the Warrants in accordance with their terms, and the execution and delivery by such party of the Warrants, and that the consummation of the transactions contemplated thereby in accordance with the terms thereof will not violate any existing provisions of the organizational documents of such party or any law or governmental regulation. For purposes of the opinions above, we have assumed, with your permission and without conducting any research or investigation with respect thereto, the corporate or other power of, and the due authorization, execution and delivery of the Warrants by, the Company, the absence of any conflicts with the organizational documents of the Company and the absence of any conflicts with, or consents required under, the laws, rules and regulations of any jurisdiction other than the State of New York.

ReneSola Ltd

None of the opinions or other advice contained in this letter considers or covers: (a) any state securities (or “blue sky”) laws or regulations or securities laws or regulations of jurisdictions outside the United States; or (b) any financial statements or supporting schedules (or any notes to any such statements or schedules) or other financial or statistical information derived therefrom set forth in (or omitted from) the Registration Statement and/or the related prospectus. In addition, none of the opinions or other advice contained in this letter covers or otherwise addresses any of the following types of provisions which may be contained in the Warrants: (i) provisions mandating contribution towards judgments or settlements among various parties; (ii) waivers of benefits and rights to the extent they cannot be waived under applicable law; (iii) provisions providing for liquidated damages, late charges and prepayment charges, in each case if deemed to constitute penalties; or (iv) requirements in the Warrants specifying that provisions thereof may only be waived in writing (these provisions may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement in the section “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act.

Very truly yours,

/s/ Kirkland & Ellis

Kirkland & Ellis